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FOR IMMEDIATE RELEASE

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Stephanie Streeter Elected to Goodyear Board

AKRON, Ohio, October 7, 2008 – Stephanie A. Streeter, former chairman, president and chief executive officer of Banta Corporation, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Stephanie Streeter is a respected business leader who led sales and earnings growth for a successful consumer products company and drove record revenue growth during challenging times with a global printing and supply chain management firm,” said Goodyear Chairman and Chief Executive Officer Robert J. Keegan. “Her business leadership experience and marketing knowledge will be of significant value to our board of directors.”

Streeter joined Banta in January 2001 as president and chief operating officer, serving on the Board of Directors beginning in July 2001. She was elected chief executive officer in 2002 and chairman in 2004. Prior to joining Banta, Streeter was chief operating officer of Idealab.

Previously, Streeter spent 14 years at Avery Dennison Corporation in a variety of product and business management positions including director of marketing for computer products, vice president and general manager of the label division and of the Avery Dennison Brands business. She was group vice president of worldwide office products from 1996 to 2000.

Prior to joining Avery Dennison, Streeter held management positions with Decision Data Computer Corporation and Xerox Corporation.

Streeter, 51, holds a Bachelor of Arts degree in political science from Stanford University. She is a director of Kohl’s Corporation, the U.S. Olympic Committee, the Green Bay Packers, Chicago 2016 and Catalyst.

The election of Streeter brings the size of Goodyear’s board to 12 members.

Goodyear is one of the world’s largest tire companies. Fortune magazine named Goodyear the World’s Most Admired Motor Vehicle Parts Company in its 2008 list of the World’s Most Admired Companies. The publication ranked Goodyear No. 1 in innovation, people management, use of assets and global orientation. The company is also listed on Forbes magazine’s list of the Most Respected Companies in America and its list of the Most Trustworthy Companies in America and CRO magazine’s ranking of the 100 Best Corporate Citizens. Goodyear employs about 70,000 people and manufactures its products in more than 60 facilities in 25 countries around the world. For more information about Goodyear, go to www.goodyear.com/corporate.

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